UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 27, 2002

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events

Enron Auction Process

On August 27, 2002, Enron Corp. (Enron) announced that it has commenced a formal sales process for its interests in certain major assets, including Portland General Electric Company (PGE). In its announcement, Enron indicated that it is extending invitations to visit electronic data rooms containing information on 12 of its most valuable businesses to a broad universe of potential bidders with whom Enron has executed confidentiality agreements.

Enron's announcement stated that the sales process continues Enron's efforts to maximize value and enhance recovery for its creditors. Enron and its advisors, in consultation with the Unsecured Creditors' Committee and its advisors, will evaluate all offers received to determine the combination of bids that maximizes the value of all assets.

Enron's announcement further stated that it has established a timetable that would result in reaching final decisions and making necessary Bankruptcy Court filings on such asset dispositions in December 2002. Consistent with that timetable, Enron and its advisors envision initial indications of interest will be due in October, with final bids due in November 2002. Enron stated that it reserves the right not to sell any of its assets if the bids received are not deemed fully reflective of the assets' value.

There can be no assurance as to whether PGE will be sold to a bidder in the auction process described above or ultimately be included in a new integrated power and pipeline company under a proposal presented by Enron to its Unsecured Creditors' Committee in May 2002. Any sale of PGE would require the consideration and approval of regulatory agencies, including the Public Utility Commission of Oregon. (For further information, see "Enron Bankruptcy" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PGE's Form 10-Q for the quarterly period ended June 30, 2002). Until this process results in a filing with the Bankruptcy Court, management cannot assess its impact on PGE's business and operations.

City of Portland Resolution

On August 28, 2002, the City Council of Portland, Oregon passed a resolution authorizing the expenditure of up to $500,000 for professional advice regarding the City's potential acquisition of PGE, including condemnation of PGE assets. PGE will oppose any efforts to condemn PGE's assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

September 3, 2002	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer